Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

FINANCIAL RESULTS FOR THE QUARTER ENDED

JUNE 30, 2006

Oak Brook, Illinois  — August 3, 2006  — Great Lakes Dredge & Dock Corporation - The largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, reports earnings for the quarter and six months ended June 30, 2006.

Revenues for the quarter ended June 30, 2006 were $114.1 million, which compares favorably to $93.4 million for the second quarter of 2005, due primarily to an increase in fleet utilization.  While contract margins were similar between the periods, the Company’s gross profit margin for the quarter ended June 30, 2006 improved to 15.4%, compared to 12.2% for the same quarter in 2005, due to the increase in utilization relative to fixed costs.  The margins in the second quarter of 2006 continued to be negatively impacted by increases in self-insured claims reserves.

The Company achieved EBITDA (as defined below) of $16.9 million for the quarter ended June 30, 2006 compared to $10.2 million for the same 2005 period.  Net income was $3.0 million and $1.4 million for the quarter and six months ended June 30, 2006.  This compares to a net loss of $.5 million and $5.2 for the same periods of 2005.

Interest expense for the quarter ended June 30, 2006 of $6.0 million is an increase from $4.6 million of interest expense for the same quarter in 2005. This is due to higher interest rates on the company’s variable rate debt as well as a $1.0 million increase in expense related to the Company’s fixed to floating interest rate swap.

Revenues and EBITDA for the six months ended June 30, 2006 were $222.5 million and $27.1 million, respectively, which compare to $193.3 million and $15.4 million for the same 2005 periods.  The improvement in 2006 is a result of increased operations and margins as discussed.

At June 30, 2006, the Company had total debt of $244.8 million (of which $2.0 million was current), total cash and equivalents of $.6 million, and outstanding performance letters of credit totaling $15.7 million.  At June 30, 2006, the Company had no revolver borrowings outstanding.  Effective June 30, 2006, the Company’s borrowing covenants reverted back to the original terms of its credit agreement with its senior lenders, based on the attainment of a certain financial ratio in accordance with the terms of the September 2004 amendment to such credit agreement.  At June 30, 2006, the Company was in compliance with all of the financial covenants in its senior credit agreements and surety agreement.

Dredging backlog at June 30, 2006 totaled $286.9 million, which compares to $260.8 million at December 31, 2005 and $294.9 million at June 30, 2005.  Domestic bidding activity rebounded from the first quarter of 2006 with contract awards totaling $178 million.   The Company won a 31.5% share of this bid market. The largest addition to backlog was the signing of a new land reclamation project in Bahrain.  This increased current backlog by $150.0 million with an additional $150.0 million expected to be awarded prior to June 2009.   Demolition services backlog was $9.9 million, compared to $17.4 million at December 31, 2005 and $16.6 million at June 30, 2005.

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense. The Company presents EBITDA as an additional measure by which to evaluate the Company’s operating trends.  The Company believes that EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that all of its primary stakeholders (i.e. its bondholders, banks and investors) use EBITDA to evaluate the Company’s period to period performance. Additionally, management believes that EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, EBITDA is the measure the Company uses to assess performance for purposes of determining compensation under its incentive plan.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  EBITDA is reconciled to net income (loss) in the table of financial results.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 16% of its revenues over the last three years.  Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 116-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

Results for the quarters and six months ended June 30, 2006 and 2005 were:

	Quarter ended		Year Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Revenues	$114.1	$93.4	$222.5	$193.3

Gross profit	$17.6	$11.4	$29.2	$18.4

General and administrative	(7.1)	(7.0)	(14.4)	(13.7)
Amortization of intangible assets	(0.1)	(0.2)	(0.2)	(0.4)
Subpoena-related expenses	(0.1)	(0.9)	(0.4)	(1.8)

Operating income	$10.3	$3.3	$14.2	$2.5

Net income (loss)	$3.0	$(0.5)	$1.4	$(5.2)

Adjusted for:
Interest expense, net	6.0	4.6	12.2	10.9
Income tax expense (benefit)	1.7	(0.1)	0.9	(2.6)
Depreciation and amortization	6.2	6.2	12.5	12.3

EBITDA	$16.9	$10.2	$27.1	$15.4

Net cash flows from operating activities	$14.2	$(1.6)	$17.4	$(3.2)

The company conducts a quarterly conference call, which is accessible to all investors and other interested parties.  The conference call will be held on Friday, August 4, 2006 at 10:00 a.m. C.S.T.  The call in number is 800-946-0720 and the conference identification code is 2116348.  The conference call will be available by replay for two weeks, by calling 888-203-1112 and providing passcode 2116348.